Exhibit 4.2
FIRST SUPPLEMENTAL INDENTURE
     First Supplemental Indenture (this “Supplemental Indenture”), dated as of December 13, 2010, between BROWN-FORMAN CORPORATION, a Delaware corporation (the “Company”), and U.S. BANK NATIONAL ASSOCIATION, a national banking association, as trustee (the “Trustee”).
WITNESSETH:
     WHEREAS, the Company has heretofore entered into an Indenture, dated as of April 2, 2007 (the “Indenture”), with the Trustee providing for the issuance of Securities of the Company in one or more series; and
     WHEREAS, the Company has heretofore issued Securities under the Indenture; and
     WHEREAS, the Indenture permits the Company to issue additional series of Securities and provide for the terms thereof; and
     WHEREAS, Section 9.01(g) of the Indenture permits the Company and the Trustee to enter into supplemental indentures without the consent of the Securityholders to establish the terms of a series of Securities; and
     WHEREAS, the Company has determined to amend the Indenture with respect to all Securities issued subsequent to the date hereof to amend certain provisions of Section 5.02 of the Indenture; and
     WHEREAS, all things necessary to make this Supplemental Indenture a valid and legally binding agreement of the Company have been done.
     NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Company and the Trustee mutually covenant and agree as follows:
ARTICLE I
AMENDMENTS TO THE INDENTURE
     1. Amendment of Section 5.01 of the Indenture. Section 5.01 of the Indenture is hereby amended by deleting “$35 million” each place it appears in subsections (e) and (f) and substituting “$50 million” therefore.
     2. Amendment of Section 5.02 of the Indenture. Section 5.02 of the Indenture is hereby amended by (a) deleting the words “Section 5.01(e) and Section 5.01(f)” in the parenthetical beginning on the second line of said section and substituting the words “Section 5.01(g) and Section 5.01(h)” therefor; and (b) deleting the words “Section 5.01(e) or Section 5.01(f)” on the thirteenth line thereof and substituting the words “Section 5.01(g) or Section 5.01(h)” therefor.
ARTICLE II
MISCELLANEOUS
     1. Ratification of Indenture; Supplemental Indentures Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes with respect to Securities issued after the date hereof, and every Holder of Securities hereafter authenticated and delivered shall be bound hereby. For the avoidance of doubt, this Supplemental Indenture shall not apply to any series of Securities issued on or prior to the date hereof.
     2. Governing Law. THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.
     3. Defined Terms. Unless otherwise defined herein, terms used herein shall have the meanings set forth in the Indenture.
     4. Counterparts. This Supplemental Indenture may be executed and delivered in any number of counterparts, each of which when so executed and delivered shall be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.
     5. Effect of Headings. The Section headings herein are for convenience only and shall not effect the construction thereof.
     IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written.

BROWN-FORMAN CORPORATION
By:	/s/ Gerard J. Anderson
	Name:	Gerard J. Anderson
	Title:	Treasurer

U.S. BANK NATIONAL ASSOCIATION, as Trustee
By:	/s/ Karolina K. Donlin
	Name:	Karolina K. Donlin
	Title:	Vice President

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